Marketing Distribution and Sales Agreement	August 11, 2003
Summit Environmental Corp., Inc. & Global Trade Marketing, Inc.	Page 1 of 5

MARKETING, DISTRIBUTION, AND SALES AGREEMENT
(Summit - Global)

This agreement (the “Agreement”) is entered into effective August 5, 2003, by and between
Summit Environmental Corporation, Inc. (“Summit”), a Texas corporation, and Global Trade
Marketing Inc. hereinafter referred to as (“Global”), a New York corporation.

In consideration of the representations, promises and undertakings set forth below, the parties agree as follows:

1.	Representations by Summit. Summit Represents to Global as follows:

1.1
Summit either manufactures or has other companies manufacture for it certain products listed on Exhibit 1 attached hereto (the “Products”). Summit has the exclusive right to manufacture and market each of the Products in any territory or industry world wide due to Summit(s) ownership of the patents and/or patent rights of Surfactant Blend A - FlameOut®, FlameOut® Foam, (previously Surfactant Blend A-ColdFire 302), and FirePower 911TM. (Both us and private label versions)

1.2
Summit enters into marketing agreements with companies to market the Products in specific areas of the world. Based upon the representations and covenants of Global below, Summit is willing to assign Global the marketing rights named herein on the terms set forth below.

1.3
Summit agrees to not unreasonably deny Global their request to amend the Exhibit 2 enabling Global to expand its exclusive marketing and distribution network into other marketing areas; as they become known, provided that Summit has not already established a distribution network in said specific market.

1.4
Summit shall extend to Global the rights to include FlameOut® or FlameOut® Foam in fire extinguishing units manufactured by entities other than Global but with the sole approval authority remaining with Summit. These systems shall include those already designed for residential-commercial use or those yet to be manufactured which would include FlameOut®. This provision shall include FlameOut® contained in sealed containers or existing FlameOut® containers.

2.	Representations by Global. Global represents to Summit as follows:

2.1	Global is a marketing entity which has manufacturer representation presence, in

Marketing Distribution and Sales Agreement	August 11, 2003
Summit Environmental Corp., Inc. & Global Trade Marketing, Inc.	Page 2 of 5

South America; more specifically, Chile, Argentina, Brazil, Uruguay, Paraguay and Venezuela.

2.2
Global is an experienced marketer and product supplier to the industry or market herein mentioned. It has the contacts and sales representatives needed to market the Products in the territories or industries described herein. Further, Global possesses the contacts and representation to service the accounts established by sales resulting from this agreement.

3.
Appointment of Global as Exclusive Marketing, Distribution, and Sales Representation for Summit. Summit authorizes Global to market the Products along with the use of its trademarks and trade names so long as Summit is acknowledged in conjunction with said usage in specific geographic areas (the “Territories”) or industries (the “Industries”) described in Exhibit 2 attached hereto. Global will use its best efforts to research, develop, test, and evaluate the Products and their potential in the Territories and Industries. Global may market the Products themselves or designate sub-marketers with in the Territories and Industries. The term of this agreement shall be for five years for the date of its execution.

4.	Global Obligations. Global covenants to do the following:

4.1	Identify the Territory or Industry for which each sale Product(s) is to be made.

4.2	Exert its best effort to market the Products in the Territories and Industries.

4.3	Not sell or promote competing products in the Territories and Industries.

4.4	Bring The Company website and marketing data current to reflect the integrity of the products and their unique certification and listings.

4.5
Global acknowledges Summit’s position of final approval for the use of FlameOut® in various fire extinguishing systems as contained in paragraph 1.4 herein. The use of FlameOut® will result in a royalty payable to Summit per said granting of repackaging rights, which will be defined by a separate amendment to this agreement.

5.	Summits Obligations. Summit covenants to do the following:

5.1	Deliver as promptly as practicable all Global orders, FOB, point of origin, by shipment to such locations as Global shall designate, unless Global shall accept delivery by use of their own vendor.

Marketing Distribution and Sales Agreement	August 11, 2003
Summit Environmental Corp., Inc. & Global Trade Marketing, Inc.	Page 3 of 5

5.2
With regard to Global marketing rights, Summit agrees not sell Products to persons other than Global within the Territories or Industries, within the scope of those registered to Exhibit 2 herein and protected by the non-circumvention/non-disclosure agreement between the two parties herein dated August 1, 2003.

5.3	Promptly refer to Global all leads, inquiries or prospects regarding potential purchasers of the Products within any Territory or Industry of the marketing rights.

5.4	Provide Global with suggested retail/wholesale list prices for the Products in their respective Territories or Industries.

6.
Prices and Terms of Payment. Exhibit 1 lists the prices Summit shall charge for each Product. Upon 90 days written notice from Summit to Global, Summit may change these prices, but only to reflect (1) demonstrated increases in Summit’s direct costs of goods and/or (2) increases in the consumer price index published by the U.S. Department of Labor. All prices are FOB, point of origin. Payment terms are cash with order (50% down and 50% balance due on shipping readiness), use of the United States Ex-Im Bank, Export Credit program, or an irrevocable letter of credit on a bank favorable to Summit.

7.
Delivery. Each shipment order will have a pre-negotiated delivery date for delivery due to the customer, size of order, and the product with any specific requirements for said order, if delivered to an entity other than Global.

In General:
7.1	FlameOut® Bulk Products - 3 weeks. Summit shall have sufficient inventory to fill order of up to 3 pallets at all times.

7.2	FlameOut® Foam - 4 weeks.

7.3	Custom-made Products - 8 weeks or longer.

8.
Use of Name and Trademarks. Global shall prominently display and use Summit’s name, trademarks, trade names, and logos in the operation of the marketing rights granted herein. Global may indicate in signs, advertising, and other publicity and marketing materials that Global is authorized as marketing representation of Summit’s Products as contained in Exhibit 2 herein. Global shall not use Summit’s name in Global’s own corporate name or any fictitious business name.

9.
Warranties. Summit shall provide Global with a standard warranty for each Product Global markets on behalf of Summit. The warranties shall conform to reasonable commercial standards when compared to other competitive products. Global shall pass through the warranties to all persons who purchase any Product from Summit/Global without varying any of the warranties’ terms or provisions, Summit shall repair or replace any Product covered by a warranty that malfunctions, fails to operate or is otherwise defective.

Marketing Distribution and Sales Agreement	August 11, 2003
Summit Environmental Corp., Inc. & Global Trade Marketing, Inc.	Page 4 of 5

10.	Indemnities. The parties shall indemnify each other as follows:

10.1
Global shall indemnify Summit and hold Summit harmless against, and defend against, each claim and damage of every kind for injury to or death of any person or for damage to or loss of property, arising out of or attributed, directly or indirectly, to the conduct, operations or performance of Global.

10.2
Summit shall indemnify Global and hold Global harmless against, and defend against, each claim and damage of every kind arising out of any defects, failures or malfunctions of any Product, except those caused by Global or otherwise arising out of or attributed, directly or indirectly, to the conduct, operations or performance of Global. Summit shall at all times maintain product liability insurance covering all Products sold to or through Global with a maximum limit of $2 million per occurrence. Such policy of insurance shall name Global as an additional insured party, and Summit shall provide a copy of such a certificate of the policy to Global upon the execution of this agreement.

11.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. A change in control of Global shall be considered an assignment.

12.
Termination of the Agreement. Each party to this Agreement, at its option, and without prejudice to any other remedy it may have at law or in equity, may terminate the Agreement on 30-day notice to the other party for any of the following causes not corrected within such 30-day notice period: If the other party -

12.1	Is adjudged as voluntarily or involuntarily bankrupt.

12.2	Allows a money judgement against it to remain unsettled for 90 days or longer.

12.3	Becomes insolvent or has a receiver of its assets or property appointed.

12.4	Makes an assignment for the benefit of its creditors.

Marketing Distribution and Sales Agreement	August 11, 2003
Summit Environmental Corp., Inc. & Global Trade Marketing, Inc.	Page 5 of 5

12.5	Institutes or suffers to be instituted a proceeding for the reorganization or rearrangement of its affairs.

12.6	Defaults in the performance of any material obligation under this Agreement.

13.
Disputes. All disputes concerning this Agreement’s interpretation or validity, or the performance by the parties of their obligations under this Agreement, shall be governed by and resolved in accordance with the laws of the State of Texas, county of Gregg. In any legal or equitable action or arbitration between the parties, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and its other costs of the action or proceeding. No waiver by a party may constitute a breach of this Agreement by the other party, or any delay or failure by a party to exercise any right given to it hereunder or to insist upon the strict performance by the other party of its obligations hereunder, shall constitute a waiver by either party of its right at any time to insist upon the strict compliance by the other party with the provisions hereof.

14.
Entire Agreement. This Agreement supersedes all earlier agreements between the parties. It contains all the terms and conditions agreed upon by the parties with reference to its subject matter. It can be changed or modified by written instrument only, executed by both parties.

15. Notices. Any Notices a party sends to the other party pursuant to this Agreement (as distinguished from notices sent pursuant to litigation or dispute arbitration) shall be deemed delivered, if sent by regular mail, three days after deposited in a post office; if sent by fax or electronic mail, the day of receipt if received on a regular business day before 5:00 p.m., otherwise, the next business day; or if sent by certified mail or courier delivery, the day of receipt. The addresses of the parties are as follows or as may be changed by written notification by one party to the other party:

Summit Environmental Corporation, Inc.	Global Trade Marketing, Inc.
133 E Tyler Street	18 Madison Ave.
Longview, TX 75601	Ossining, NY 10562
Fax: 903-758-1903	Fax: 914-944-4240

Summit Environmental Corporation, Inc.	Global Trade Marketing, Inc.

By: /s/ B. Keith Parker	By: /s/ Claudio Gonzalez
B. Keith Parker, CEO	Claudio Gonzalez, President

Date: 8-25-2003	Date: 08/25/2003